UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Huntington Bancshares Incorporated
(Exact Name of Registrant as Specified in its Charter)

Commission file number: 1-34073

Maryland	31-0724920
(State of incorporation or organization)	(IRS Employer Identification No.)

Huntington Center 41 South High Street Columbus, Ohio	43287
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares Each Representing a 1/1,000th Interest in a Share of 5.70% Non-Cumulative Perpetual Preferred Stock, Series I, Par Value $0.01 Per Share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:
333-252517

Securities to be registered pursuant to Section 12(g) of the Act:
None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On June 9, 2021, pursuant to and subject to the terms and conditions of an Agreement and Plan of Merger by and between Huntington Bancshares Incorporated, a Maryland corporation (the “Company”), and TCF Financial Corporation, a Michigan corporation (“TCF”), dated as of December 13, 2020, TCF merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

The securities to be registered hereby are depositary shares (the “Depositary Shares”) of the Company, each representing a 1/1,000th interest in a share of the Company’s 5.70% Non-Cumulative Perpetual Preferred Stock Series I, par value $0.01 per share (“Series I Preferred Stock”), with a liquidation preference of $25,000 per share (equivalent to $25 per Depositary Share), which Series I Preferred Stock was issued in connection with the Merger.

The description set forth under the caption “Description of New Huntington Preferred Stock” in the Registration Statement on Form S-4 (File No. 333-252517) of the Company filed with the Securities and Exchange Commission (the "SEC") on January 28, 2021, as amended by Amendment No. 1, filed on February 12, 2021, is incorporated herein by reference.

Item 2.	Exhibits.

Number	Description
3.1	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the SEC on January 22, 2019)
3.2	Articles of Restatement of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.2 to Huntington Bancshares Incorporated’s Form 8-K filed with the SEC on January 22, 2019)
3.3	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the SEC on June 3, 2020)
3.4	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the SEC on August 10, 2020)
3.5	Articles Supplementary of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.1 to Huntington Bancshares Incorporated’s Form 8-K filed with the SEC on February 9, 2021)
3.6	Articles of Amendment to Articles of Restatement of Huntington Bancshares Incorporated, effective as of June 8, 2021
3.7	Amended and Restated Bylaws of Huntington Bancshares Incorporated (incorporated by reference to Exhibit 3.3 to Huntington Bancshares Incorporated’s Form 8-K filed with the SEC on January 22, 2019)
4.1
Instruments defining the Rights of Security Holders – reference is made to Articles Fifth, Eighth, and Tenth of Articles of Restatement, as amended and supplemented.  Instruments defining the rights of holders of long-term debt will be furnished to the SEC upon request

4.2	Articles Supplementary of Huntington Bancshares Incorporated, effective as of June 8, 2021
4.3
Deposit Agreement, dated as of September 14, 2017, by and among TCF Financial Corporation, a Delaware corporation, Computershare Trust Company, N.A. and Computershare Inc. jointly as Depositary (incorporated by reference to Exhibit 4.2 to Form 8-K of TCF Financial Corporation, a Delaware corporation, filed with the SEC on September 14, 2017 (Commission File No. 001-10253))

4.4
First Amendment to Deposit Agreement, effective as of August 1, 2019, by and among Chemical Financial Corporation, a Michigan corporation (now known as TCF Financial Corporation, a Michigan corporation), TCF Financial Corporation, a Delaware corporation, Computershare Trust Company, N.A. and Computershare Inc. jointly as Depositary

4.5
Second Amendment to Deposit Agreement, dated as of June 9, 2021, by and among TCF Financial Corporation, a Michigan corporation, Huntington Bancshares Incorporated, a Maryland corporation, Computershare Trust Company, N.A. and Computershare Inc. jointly as Depositary

4.6	Form of Global Receipt (included as Exhibit A of Exhibit 4.5)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 9, 2021	HUNTINGTON BANCSHARES INCORPORATED

	By:	/s/ Jana J. Litsey
Name:	Jana J. Litsey
Title:	General Counsel